Exhibit 99.5

CONSENT

I hereby consent to serve as a director of PropTech Acquisition Corporation (“PTAC”), if elected as such, and to be named as a nominee or potential nominee for director of PTAC in any registration statement filed by PTAC under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

/s/ Asha Sharma
Name: Asha Sharma

Date: October 13, 2020